Exhibit 99.1
EverBank Financial Corp acquires and integrates Business Property Lending, Inc.

JACKSONVILLE, FL, October 1, 2012 - EverBank Financial Corp (NYSE: EVER) (the “Company”) announced today the successful completion of its acquisition of Business Property Lending, Inc. (“Business Property”), a business unit of GE Capital Real Estate, North America. Business Property will be renamed EverBank Business Property Lending, Inc. (“EverBank BPL”), a subsidiary of EverBank. It will provide commercial loans for essential use properties owned or leased by small and midsize businesses, as well as single and multi-credit tenant lease financing nationwide.
On July 2, 2012, the Company announced that it had executed a definitive agreement to acquire the stock of Business Property Lending, Inc., including the origination and servicing platform of Business Property. The final purchase price was $2.41 billion in cash. No debt was assumed in the acquisition. The transaction included approximately $2.33 billion of performing commercial loans, the origination and servicing platforms, 110 employees and servicing rights on $2.9 billion of loans securitized by GE Capital.
“We are excited to welcome our new EverBank BPL colleagues to the EverBank team,” said Robert Clements, EverBank Financial Corp Chairman of the Board and Chief Executive Officer. “We believe the strategy is in place to grow the business and look forward to the benefits this acquisition should deliver to our Company.”

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About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $15.0 billion in assets and $10.8 billion in deposits as of June 30, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to customers through the Internet, over the phone, through the mail and at its Florida-based financial centers. More information on EverBank can be found at www.abouteverbank.com/ir.
For EverBank
Media Contact                    Investor Relations
Michael Cosgrove                    877.755.6722
904-623-2029                    investor.relations@EverBank.com
michael.cosgrove@EverBank.com

For GE Capital
Nancy Nyikes
Marketing Communications Manager
GE Capital Real Estate North America

T 314 205 3540
C 314 306 6794
F 866 699 0640
nancy.nyikes@ge.com

Source: EverBank.